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                                                                    EXHIBIT 16.1

November 2, 1999

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for XCare.net (formerly MPOWER Solutions Inc.) and, under the date of May 1, 1998, we reported on the financial statements of MPOWER Solutions Inc. as of and for the years ended December 31, 1997 and 1996. We have not audited or reported on any of the financial statements or information included in the registration statement referred to below. On August 25, 1999, our appointment as principal accountants was terminated. We have read XCare.net's statement included under the heading "Change in Independent Accountants" of its Form S-1 dated November 2, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with XCare.net's statement that the change was approved by its board of directors and that we are not in a position to agree or disagree with XCare.net's statement that PricewaterhouseCoopers LLP was not consulted regarding items that involved accounting principles or the form of audit opinion that might be rendered on XCare.net's financial statements.

Very truly yours,

(signed) KPMG LLP